SUB-ITEM 77M:  Mergers

Pursuant to the Securities Act of
1933, as amended, and the General
Rules and Regulations thereunder, a
Registration Statement on Form N-
14, SEC File No. 333-173526 was
filed on April 15, 2011.  This filing
relates to an Agreement and Plan of
Reorganization whereby
Federated Prime Money Fund II,
Federated Quality Bond Fund II,
Federated Capital Income Fund II
and Federated Capital Appreciation
Fund II (Surviving Funds), all
portfolios of Federated Insurance
Series, acquired all of the assets of
Money Market Potfolio, High Grade
Bond Portfolio, Strategic Yield
Portfolio, Managed Portfolio, Value
Growth Protfolio, Blue Chip Portfolio
(Acquired Funds),all portfolios of
EquiTrust Variable Insurance Series
Fund, in exchange for shares of the
Surviving Funds, respectively.
Shares of the Surviving Funds were
distributed on a pro rata basis to
the shareholders of the Acquired
Funds in complete liquidation and
termination of the Acquired Funds.
As a result, effective July 15, 2011,
each shareholder of the Acquired
Funds became the owner of
Surviving Funds shares having a
total net asset value equal to the
total net asset value of his or her
holdings in the Acquired Funds.

The Agreement and Plan of
Reorganization providing for the
transfer of the assets of the
Acquired Fund to the Surviving
Fund was approved by the Board of
Trustees by an unanimous written
consent signed on April 14, 2011
and was also approved by Acquired
Fund shareholders at a Special
Meeting held on July 14, 2011.

The Agreement and Plan of
Reorganization for this merger is
hereby incorporated by reference
from the definitive Prospectus/Proxy
Statement filed with the SEC on
..May 25, 2011.